                                                              FIRST QUARTER 1997





                             FIRST UNION CORPORATION
                                AND SUBSIDIARIES


                       Management's Analysis of Operations








                         Quarterly Financial Supplement
                        Three Months Ended March 31, 1997




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FIRST UNION CORPORATION AND SUBSIDIARIES
FIRST QUARTER FINANCIAL SUPPLEMENT
THREE MONTHS ENDED MARCH 31, 1997
TABLE OF CONTENTS

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                                                                                                  PAGE
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
Financial Highlights                                                                                 1

Manangement's Analysis of Operations                                                                 2

Consolidated Summaries of Income, Per Common Share and Balance Sheet Data                          T-1

Selected Lines of Business                                                                         T-2

Internal Capital Growth and Dividend Payout Ratios                                                 T-3

Selected Quarterly Data                                                                            T-3

Securities Available for Sale                                                                      T-4

Investment Securities                                                                              T-5

Loans                                                                                              T-6

Allowance for Loan Losses and Nonperforming Assets                                                 T-7

Intangible Assets                                                                                  T-8

Foreclosed Properties                                                                              T-8

Deposits                                                                                           T-8

Time Deposits in Amounts of $100,000 or More                                                       T-8

Long-Term Debt                                                                                     T-9

Changes in Stockholders' Equity                                                                   T-10

Capital Ratios                                                                                    T-11

Off-Balance Sheet Derivative Financial Instruments                                                T-12

Off-Balance Sheet Derivatives - Expected Maturities                                               T-14

Off-Balance Sheet Derivatives Activity                                                            T-15

Net Interest Income Summaries                                                                     T-16

Consolidated Balance Sheets                                                                       T-18

Consolidated Statements of Income                                                                 T-19

Consolidated Statements of Cash Flows                                                             T-20
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FINANCIAL HIGHLIGHTS
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
                                                                                      THREE MONTHS ENDED
                                                                                               MARCH 31,
                                                                                ------------------------

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)                                         1997         1996
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
FINANCIAL HIGHLIGHTS
Net income                                                                          $    471        243
Dividends on preferred stock                                                            --            4
--------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders after merger-related
  restructuring charges                                                                  471        239
After tax restructuring charges                                                         --          181
--------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders before merger-related
  restructuring charges                                                             $    471        420
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PER COMMON SHARE DATA
Net income after merger-related restructuring charges                               $   1.67       0.85
Net income before merger-related restructuring charges                                  1.67       1.50
Cash dividends                                                                          0.58       0.52
Book value                                                                             33.86      31.80
Period-end price                                                                    $ 81.125     60.375
Average common shares (IN THOUSANDS)                                                 282,553    280,374
Actual common shares (IN THOUSANDS)                                                  279,832    281,064
Dividend payout ratios (based on operating earnings)                                   34.73%     34.67
--------------------------------------------------------------------------------------------------------

PERFORMANCE HIGHLIGHTS
Before merger-related restructuring charges
  Return on average assets (a) (b)                                                      1.42%      1.30
  Return on average common equity (a) (c)                                              19.58      18.67
  Overhead efficiency ratio (excludes expenses on trust capital securities) (d)           56         57
Net charge-offs to
  Average loans, net (a)                                                                0.61       0.66
  Average loans, net, excluding Bankcard (a)                                            0.20       0.45
Nonperforming assets to loans, net and foreclosed properties                            0.81       0.93
Net interest margin (a)                                                                 4.37%      4.19
--------------------------------------------------------------------------------------------------------

CASH EARNINGS (EXCLUDING OTHER INTANGIBLE AMORTIZATION)
Before merger-related restructuring charges
    Net income applicable to common stockholders                                    $    524        472
    Net income per common share                                                     $   1.86       1.68
    Return on average tangible assets (a)                                               1.61%      1.49
    Return on average tangible common equity (a) (c)                                   30.74      27.85
    Overhead efficiency ratio (excludes expenses on trust capital securities) (d)         53%        54
--------------------------------------------------------------------------------------------------------

PERIOD-END BALANCE SHEET DATA
Securities available for sale                                                       $ 14,411     17,178
Investment securities                                                                  2,408      2,927
Loans, net of unearned income                                                         95,487     89,990
Earning assets                                                                       121,134    117,870
Total assets                                                                         136,730    130,581
Noninterest-bearing deposits                                                          18,275     16,726
Interest-bearing deposits                                                             74,128     73,792
Long-term debt                                                                         7,604      7,538
Guaranteed preferred beneficial interests                                                990       --
Common stockholders' equity                                                            9,474      8,939
Total stockholders' equity                                                          $  9,474      9,110
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

(a)   Quarterly amounts annualized.
(b)   Based on net income.
(c) Based on net income applicable to common stockholders and average common stockholders' equity excluding average net unrealized gains or losses on debt and equity securities.
(d) The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income, including investment securities transactions.

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MANAGEMENT'S ANALYSIS OF OPERATIONS
--------------------------------------------------------------------------------

EARNINGS HIGHLIGHTS
First Union earned $471 million in net income applicable to common stockholders in the first quarter of 1997, a 12 percent increase from operating earnings of $420 million before merger-related restructuring charges in the first quarter of 1996.On a per common share basis, first quarter 1997 earnings were $1.67, an 11 percent increase from operating earnings of $1.50 in the first quarter of 1996. First quarter 1996 earnings after merger-related restructuring charges were $239 million, or $.85 per share.

Key factors in the first quarter 1997 earnings growth compared with the first quarter of 1996 were:

o    5 percent growth in tax-equivalent net interest income;

o 47 percent growth in noninterest, or fee, income (excluding investment securities transactions); and

o Good expense control, reflected in an overhead efficiency ratio of 56 percent compared with 57 percent (excluding expenses related to the issuance of certain capital securities and the merger-related restructuring charges). More information on these capital securities is in the GUARANTEED PREFERRED BENEFICIAL INTERESTS section.

Also included in the first quarter of 1997 were the results of three purchase accounting acquisitions that closed in the fourth quarter of 1996.

Tax-equivalent net interest income was $1.3 billion in the first quarter of 1997 compared with $1.2 billion in the first quarter of 1996. First Union's strategic decision to allocate more resources to lines of business that produce fee income was apparent in the increase in noninterest, or fee, income (excluding investment securities transactions) to $749 million in the first quarter of 1997 from $510 million in the first quarter of 1996.

Average net loans in the first quarter of 1997 were $94.6 billion compared with $93.0 billion in the fourth quarter of 1996 and $89.3 billion in the first quarter of 1996. Nonperforming assets at March 31, 1997, were $778 million, or
0.81 percent of net loans and foreclosed properties, compared with $763 million, or 0.80 percent, at December 31, 1996, and $842 million, or 0.93 percent, at March 31, 1996. Annualized net charge-offs were 0.61 percent in the first quarter of 1997 compared with 0.75 percent in the fourth quarter of 1996 and
0.66 percent in the first quarter of 1996. Excluding net charge-offs related to the credit card portfolio, first quarter 1997 annualized net charge-offs were
0.20 percent compared with 0.29 percent in the fourth quarter of 1996 and 0.45 percent in the first quarter of 1996. At March 31, 1997, the owned credit card portfolio represented 5 percent of the total loan portfolio.

OUTLOOK
First Union will take advantage of the opportunity afforded by the Riegle-Neal Interstate Banking and Branching Efficiency Act (discussed further in ACCOUNTING AND REGULATORY MATTERS) to operate national banks across state lines by consolidating our banks in phases during this year and during the first quarter of 1998. This consolidation will not affect our management structure.

After consolidation, First Union National Bank will conduct commercial banking operations throughout our regional marketplace. Regional offices will be designated according to the state in which operations are conducted (e.g., First Union-Florida, First Union-Georgia, First Union-South Carolina, First Union-North Carolina, First Union-Tennessee, First Union-Virginia/Maryland/D.C., and First Union-North (including New Jersey, Pennsylvania, New York and Connecticut.)

First Union will retain First Union Home Equity Bank, N.A., to provide home equity loans and First Union Bank of Delaware for certain insurance powers. In addition, we will establish a credit card bank in Georgia, First Union Direct Bank, N.A., to house our credit card operations. We have also established a trust bank in Delaware, First Union Trust Company, N.A., to provide institutional asset and corporate trust services.


We believe this consolidation of banking entities will increase liquidity and create a more efficient use of capital. The first phase will merge our banks in Georgia, Florida and North Carolina in June 1997. The second phase will continue the consolidation with South Carolina, Tennessee, Virginia, Maryland, Washington, D.C., and Connecticut in July 1997. The final consolidation in the rest of the northern part of our company is scheduled to occur in February 1998.

First Union continues to see growth in the revenue-enhancing lines of business in which we have made discretionary investments over the past several years. We believe First Union is well-prepared for the challenges of an increasingly competitive environment with a diverse business mix. Our goal is to increase noninterest income in proportion to total revenue to 40 percent by the year 2000. To this end we have made significant discretionary investments in recent years, particularly in the Capital Management, Capital Markets and electronic and remote delivery areas of our company. These higher growth business lines diversify our revenue streams and complement our loan, deposit and other products offered through our Consumer Bank and Commercial Bank. We have redesigned our Consumer Bank and streamlined processes in our Commercial Bank to improve customer service, increase sales and generate efficiencies. As a result, we expect strong sales momentum in light of demographic trends and our entry into new markets.

Our primary management attention is focused on leveraging our existing business base as we invest in new technology and fee income-generating lines of business. The significant investments we have made in acquisitions, in technology and in expanded products and services position us to serve our 12 million customers in a diverse geographic marketplace and to reduce the impact of adverse changes in the credit cycle.

We also continue to evaluate acquisition opportunities that will provide access to customers and markets that we believe complement our long-term goals. Acquisition opportunities are evaluated as a part of our ongoing capital allocation decision-making process. Decisions to pursue acquisitions will be measured against our financial performance guidelines adopted in 1996 and other financial objectives, including a projected 18-month recovery from any initial dilution (excluding restructuring charges). Acquisition discussions and in some cases negotiations also take place, and future acquisitions involving cash, debt or equity securities may be expected.

The ACCOUNTING AND REGULATORY MATTERS section provides information about legislative, accounting and regulatory matters that have recently been adopted or proposed.


BUSINESS SEGMENTS
--------------------------------------------------------------------------------

BUSINESS FOCUS
First Union's operations are divided into four primary lines of business encompassing more than 40 distinct product and service areas. These are Consumer Banking, Capital Markets, Capital Management, including trust operations, and the Commercial Bank. Additional information can be found in Table 2.

CONSUMER BANK
The Consumer Bank, our primary deposit-taking entity, provides an attractive source of funding for the corporation's lending activities. The Consumer Bank also originates secured and unse-cured consumer loans, first and second residential mortgages, direct installment loans, credit cards, auto loans and leases and student loans. The Consumer Bank includes the Customer Direct Access Division (CDAD), First Union Home Equity Bank, N.A., and mortgage banking.

The Consumer Bank also is a major distribution or referral mechanism for products from other business segments, including Capital Management products and small business loans. Our full-service retail branch network is located in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C. The Consumer Bank also encompasses remote and electronic distribution methods, including direct access over the Internet, by telephone or by card product.

Average consumer loans at March 31, 1997, increased 9 percent on an annualized basis from the fourth quarter of 1996, or 11 percent excluding a sale of certain adjustable rate mortgages (ARMs). Key growth areas in the consumer portfolio continue to be direct and home equity loans. With respect to the credit card portfolio, and consistent with the rest of the industry, we experienced an increase in personal bankruptcies, partially offset by a decrease in contractually past due accounts. Credit cards and direct lending continue to be the highest yielding portfolios.

Consumer lending through our full-service bank branches is managed using an automated underwriting system that combines statistical predictors of risk and industry standards for acceptable levels of customer debt capacity and collateral valuation. These guidelines are continually monitored for overall effectiveness and for compliance with fair lending practices.

CDAD incorporates a range of customer access and distribution channels, including those mentioned above as well as centralized, sophisticated customer call centers. CDAD also includes card products such as credit cards, debit cards and automated teller machine cards. The managed credit card portfolio was $6.9 billion at March 31, 1997, compared with $7.0 billion at December 31, 1996. These amounts include $1.5 billion of securitized credit cards.

The Consumer Bank includes First Union Mortgage Corporation, which had a mortgage servicing portfolio of $51.6 billion at March 31, 1997, compared with $50.8 billion at December 31, 1996. Mortgage banking income increased to $50 million in the first three months of 1997 from $37 million in the first three months of 1996. Mortgage banking operations are conducted across the nation.


CAPITAL MARKETS
Our Capital Markets Group provides investment banking products and services including loan syndications, asset securitizations, public finance, municipal and corporate debt underwriting and interest rate and currency risk management products. Our primary focus is on serving our middle-market customers with a complete selection of capital markets products. In addition Capital Markets at First Union includes the lending activities of our U.S. Corporate Banking and our Specialized Industries Groups, (including communications, health care and insurance), and commercial leasing and international trade finance. The International Division of the Capital Markets Group primarily provides traditional trade finance and commercial banking to our customer base, and capital markets products to U.S. subsidiaries of foreign corporations.

Capital Markets activities contributed noninterest income of $149 million in the first quarter of 1997 compared with $89 million in the first quarter of 1996, substantially all of which was included in sundry income. Key Capital Markets growth areas in the first quarter of 1997 were risk management products, international trade finance, merchant banking, and fixed income trading and sales.

While Capital Markets is primarily a fee income business, the Capital Markets Group also contributed $88 million in tax-equivalent net interest income in the first quarter of 1997 compared with $77 million in the first quarter of 1996. Average loans, net of $11.4 billion and average deposits of

$3.6 billion in the
first quarter of 1997 were housed in the Specialized Industries, Leveraged Finance and International divisions of the Capital Markets Group.

CAPITAL MANAGEMENT
Our Capital Management Group includes mutual funds; brokerage services; personal, institutional and corporate trust; insurance; private banking; financial planning; Individual Retirement Accounts (IRAs) and other asset management businesses and products.

Capital Management results in the first quarter of 1997 included the full impact of the purchase accounting acquisition of Keystone Investments, Inc., which closed on December 11, 1996. Capital Management fee income increased in the first quarter of 1997 to $203 million from $157 million in the fourth quarter of 1996 and $126 million in the first quarter of 1996. The largest component of Capital Management fee income was trust fees, which increased to $81 million in the first quarter of 1997 from $79 million in the fourth quarter of 1996, and $71 million in the first quarter of 1996. Mutual fund fees increased to $58 million in the first quarter of 1997 from $24 million in the fourth quarter of 1996, and $19 million in the first quarter of 1996. Trust fee income and mutual fund fee income both include money management fees applicable to trust customers invested in the First Union-advised Evergreen Keystone families of mutual funds. These money management fees were $7 million in the first quarter of 1997 and in the fourth quarter of 1996 and $4 million in the first quarter of 1996. Brokerage commissions increased to $36 million in the first quarter of 1997 from $29 million in the fourth quarter of 1996, and $22 million in the first quarter of 1996. Insurance commissions, which include annuities, increased to $24 million in the first quarter of 1997 from $22 million in the fourth quarter of 1996, and $10 million in the first quarter of 1996.

Capital Management assets under management, which include mutual funds and trust services, increased at March 31, 1997, to $62.0 billion from $61.4 billion at year-end 1996.

The Evergreen Keystone families of mutual funds, increased to $28.7 billion in assets under management at March 31, 1997, from $27.1 billion at December 31, 1996.


While Capital Management is primarily a fee income business, the Capital Management Group also contributed $9 million in tax-equivalent net interest income in the first quarter of 1997. Average loans of $220 million and average deposits of $1.2 billion in the first quarter of 1997 were housed in the Capital Management Group, primarily in its Private Banking Group.

COMMERCIAL BANK
The Commercial Bank offers a variety of lending, commercial deposit and cash management products and services to corporate, middle-market, commercial and small business customers. The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. Commercial loans are typically either working capital loans, which are used to finance the inventory, receivables and other working capital needs of commercial borrowers, or term loans, which are used to finance fixed assets or acquisitions. Commercial real estate loans typically are used to finance the construction or purchase of commercial real estate. Average commercial loans at March 31, 1997, were essentially flat with year-end 1996 and March 31, 1996.

The Commercial Bank's tax-equivalent interest income was $770 million in the first quarter of 1997 compared with $769 million in the fourth quarter of 1996 and $762 million in the first quarter of 1996.

Consistent with our longtime standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower. Our commercial lenders focus principally on middle-market companies, which we believe reduces the risk of credit loss from any single borrower or group of borrowers. A majority of our commercial loans are for less than $10 million.

RESULTS OF OPERATIONS
INCOME STATEMENT REVIEW
--------------------------------------------------------------------------------

NET INTEREST INCOME
Tax-equivalent net interest income increased 5 percent to $1.3 billion in the first quarter of 1997 from $1.2 billion in the first quarter of 1996. The increase in net interest income was primarily the result of loan growth, an improved net interest margin and the fourth quarter purchase accounting acquisitions.

Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In the first quarter of 1997, $13 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, or since origination if held for part of the period. The amount of interest income related to these assets and included in income in the first quarter of 1997 was $1 million.

NET INTEREST MARGIN
The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was
4.37 percent in the first quarter of 1997 compared with 4.19 percent in the first quarter of 1996 and 4.20 percent in the fourth quarter of 1996. The margin increase in the first quarter of 1997 was primarily a result of a reduction in lower-yielding assets and a lower cost of funds. In addition, the fourth quarter 1996 margin was suppressed by temporary factors such as higher year-end borrowing costs. It should be noted that the margin is not our primary management focus or goal. Our goal is to increase net interest income. The average rate earned on earning assets was 8.19 percent in the first quarter of 1997 and 8.02 percent in the first quarter of 1996. The average rate paid on interest-bearing liabilities was 4.39 percent in the first quarter of 1997 and 4.40 percent in the first quarter of 1996.

We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the INTEREST RATE RISK MANAGEMENT section.

NONINTEREST INCOME
We are meeting the challenges of increasing competition, changing customer demands and demographic shifts by making discretionary investments to enhance revenue growth. We have significantly broadened our product lines, particularly in the Capital Markets and Capital Management divisions, to provide additional sources of fee income that complement our long-standing banking products and services. These investments were reflected in 47 percent growth in noninterest income, excluding investment securities transactions, to $749 million in the first quarter of 1997 from $510 million in the first quarter of 1996.

Virtually all categories of noninterest income increased in the first quarter of 1997 from the first quarter a year ago. Fee income from Capital Management and Capital Markets activities made up nearly half of total noninterest income in the first quarter of 1997. These two groups are discussed further in the BUSINESS SEGMENTS section. A $60 million gain from the sale of the ARMs also was reflected in the first quarter of 1997. Service fees on deposits rose 20 percent from the first quarter of 1996, reflecting the fourth quarter 1996 purchase accounting acquisitions and some seasonality.

TRADING ACTIVITIES
Our Capital Markets Group also makes a key contribution to noninterest income through trading profits. Trading profits were $26 million in the first quarter of 1997 compared with $21 million in the first quarter of 1996. A decline in trading profits from $50 million in the fourth quarter of 1996 was primarily related to the timing of certain transactions. Trading account assets were $3.6 billion at March 31, 1997 compared with $3.9 billion at year-end 1996. Trading activities are undertaken to satisfy customers' risk management and investment needs and for the corporation's own proprietary account. All trading activities are conducted within risk limits established by the board of directors' Credit/Market Risk Committee, and all trading positions are recorded at estimated fair value daily. Trading activities include fixed income securities such as U.S. Treasury, municipal, mortgage-backed, asset-backed and corporate debt securities. Also included in trading activities are money market instruments, foreign exchange, options, futures, forward rate agreements and swaps.

NONINTEREST EXPENSE
Noninterest expense was $1.2 billion in the first quarter of 1997 compared with $1.3 billion in the first quarter of 1996 (which included the merger-related restructuring charges of $281 million pre-tax) and $1.1 billion in the fourth quarter of 1996. The increase from the fourth quarter largely was the result of the incremental impact of the fourth quarter purchase accounting acquisitions and expenses associated with our capital securities issues. More information on these capital securities is in the GUARANTEED PREFERRED BENEFICIAL INTERESTS section.

The increases in various categories of noninterest expense reflect our continued investments in fee-income generating businesses such as those managed by the Capital Management and the Capital Markets Groups, in which expenses move more in tandem with revenues, and in technology and retail branch transformation. Our overhead efficiency ratio continued to improve even as we increased our discretionary investments. This ratio was 56 percent in the first quarter of 1997, an improvement from 57 percent in the first quarter of 1996 and in the fourth quarter of 1996. These ratios exclude amounts related to the capital securities issues and the merger-related restructuring charges.

Amortization of other intangible assets predominantly represents the amortization of goodwill and deposit base premium related to purchase accounting acquisitions. These intangibles are amortized over periods ranging from six to 25 years. Amortization is a noncash charge to income; therefore, liquidity and funds management activities are not affected. At March 31, 1997, we had $2.8 billion in other intangible assets compared with $2.4 billion at March 31,1996, and $2.8 billion at December 31, 1996. Costs related to environmental matters were not material.

BALANCE SHEET REVIEW
--------------------------------------------------------------------------------

SECURITIES AVAILABLE FOR SALE
The available for sale portfolio consists of U.S. Treasury, municipal and mortgage-backed and asset-backed securities as well as collateralized mortgage obligations, corporate, foreign and equity securities. Securities available for sale transactions resulted in gains of $4 million in the first quarter of 1997 compared with $11 million in the fourth quarter of 1996 and $15 million in the first quarter of 1996.

At March 31, 1997, we had securities available for sale with a market value of $14.4 billion compared with $14.2 billion at year-end 1996. The market value of securities available for sale was $196 million below amortized cost at March 31, 1997.

The average rate earned on securities available for sale in the first quarter of 1997 was 6.64 percent compared with 6.54 percent in the first quarter of 1996. The average maturity of the portfolio was 5.39 years at March 31, 1997.

INVESTMENT SECURITIES
The investment securities portfolio consists of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities amounted to $2.4 billion at March 31, 1997, and $2.5 billion at December 31, 1996.

The average rate earned on investment securities was 8.50 percent in the first quarter of 1997 and 8.62 percent in the first quarter of 1996. The average maturity of the portfolio was 6.24 years at March 31, 1997.

LOANS
The loan portfolio, which represents our largest asset class, is a significant source of interest and fee income. The loan portfolio is subject to both credit and interest rate risk. Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the company.

The loan portfolio at March 31, 1997, was composed of 44 percent in commercial loans and 56 percent in consumer loans. The portfolio mix did not change significantly from year-end 1996.

Net loans at March 31, 1997, were $95.5 billion compared with $95.9 billion at December 31, 1996. The decline in period-end loans largely reflected the sale of $1.1 billion in ARMs. Average net loans were $94.6 billion in the first quarter of 1997 and $93.0 billion in the fourth quarter of 1996. The increase in average loans was primarily attributable to fourth quarter 1996 purchase accounting acquisitions and it was somewhat offset by the ARM sale.

At March 31, 1997, unused loan commitments related to commercial and consumer loans were $27.4 billion and $21.9 billion, respectively. Commercial and standby letters of credit were $5.1 billion at March 31, 1997. At March 31, 1997, loan participations sold to other lenders amounted to $910 million. They were recorded as a reduction of gross loans.

The average rate earned on loans was 8.63 percent in the first quarter of 1997 compared with 8.52 percent in the first quarter of 1996. The improvement in the average rate on loans was achieved despite a general decrease in market rates used to price loans. For example, the prime rate decreased to an average of 8.27 percent in the first quarter of 1997 from an average rate of 8.34 percent in the first quarter of 1996. Factors contributing to the increase in the rate on loans included a reduction in lower-yielding mortgage loans, the upward repricing of credit cards loans, and growth in high-yielding leveraged leases. The reduction in mortgage loans resulted from the sale of $1.1 billion of ARMs in the first quarter of 1997 and our strategy to retain only a portion of mortgage loans we originate. In addition natural runoff from our existing mortgage portfolio exceeded the balance of loans we chose to retain. The improvement in the yield on credit cards reflected the repricing of loans originated with lower introductory rates and the targeted repricing of certain accounts to improve overall profitability.

The ASSET QUALITY section provides information about geographic exposure in the loan portfolio.

COMMERCIAL REAL ESTATE LOANS
Commercial real estate loans amounted to 12 percent of the total portfolio at March 31, 1997, and December 31, 1996. This portfolio included commercial real estate mortgage loans of $9.2 billion at March 31, 1997, compared with $9.5 billion at December 31, 1996.

ASSET QUALITY
--------------------------------------------------------------------------------

NONPERFORMING ASSETS
At March 31, 1997, nonperforming assets were $778 million, or 0.81 percent of net loans and foreclosed properties, compared with $763 million, or 0.80 percent, at December 31, 1996.

Loans or properties of less than $5 million each made up 84 percent, or $656 million, of nonperforming assets at March 31, 1997. Of the rest:

o 6 loans or properties between $5 million and $10 million each accounted for $43 million; and

o    4 loans or properties over $10 million each accounted for $79 million.


Fifty-four percent of nonperforming assets were collateralized primarily by real estate at March 31, 1997, and at year-end 1996.

PAST DUE LOANS
Accruing loans 90 days past due were $283 million at March 31,1997, compared with $290 million at December 31, 1996. Of the past dues, $13 million were related to commercial and commercial real estate loans and $270 million were related to retail loans. At March 31, 1997, we were closely monitoring certain loans for which borrowers were experiencing increased levels of financial stress. None of these loans were included in nonperforming assets or in accruing loans past due 90 days, and the aggregate amount of these loans was not significant.

NET CHARGE-OFFS
Net charge-offs amounted to $144 million in the first quarter of 1997 compared with $174 million in the fourth quarter of 1996 and $148 million in the first quarter of 1996. Annualized net charge-offs were 0.61 percent in the first quarter of 1997 compared with 0.75 percent in the fourth quarter of 1996 and
0.66 percent in the first quarter of 1996. Excluding net charge-offs related to the credit card portfolio, annualized first quarter 1997 net charge-offs were
0.20 percent compared with 0.29 percent in the fourth quarter of 1996 and 0.45 percent in the first quarter of 1996. At March 31, 1997, the owned credit card portfolio represented 5 percent of the total loan portfolio.

We do not believe that the higher levels of net charge-offs in the credit card portfolio are indicative of any significant deterioration in the credit quality of the total loan portfolio. We are carefully monitoring trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally we have evaluated our credit policies in light of changing economic trends, and we have taken appropriate steps where necessary. All of these steps have been taken with the goals of minimizing future credit losses and deterioration and of allowing for maximum profitability.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
The loan loss provision was $145 million in the first quarter of 1997 compared with $120 million in the fourth quarter of 1996 and $70 million in the first quarter of 1996. The increase in the loan loss provision was based primarily on current economic conditions and on the maturity and level of nonperforming assets.

We establish reserves based on various factors, including the results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from the borrowers, and analysis of other less quantifiable factors that might influence the portfolio. We analyze all loans in excess of

$1 million that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary. Reserves for all consumer loans are based principally on delinquencies and historical and projected loss rates. The allowance for loan losses was $1.4 billion at both March 31, 1997, and December 31, 1996.

At March 31, 1997, impaired loans, which are included in nonaccrual loans, amounted to $338 million compared with $347 million at December 31, 1996. A loan is considered to be impaired when, based on current information, it is probable that we will not receive all amounts due in accordance with the contractual terms of a loan agreement. Included in the allowance for loan losses at March 31, 1997, was $21 million related to $198 million of impaired loans. The remaining impaired loans were recorded at or below fair value. In the first quarter of 1997 the average recorded investment in impaired loans was $345 million, and $4 million of interest income was recognized on loans while they were impaired. All of this income was recognized using a cash-basis method of accounting.

GEOGRAPHIC EXPOSURE
The loan portfolio in the East Coast region of the United States is spread primarily across 82 metropolitan statistical areas with diverse economies. Atlanta, Georgia; Charlotte, North Carolina; Miami and Jacksonville, Florida; Newark, New Jersey; Philadelphia, Pennsylvania; and
Washington, D.C., are our largest markets. Substantially all of the $11.8 billion commercial real estate portfolio at March 31, 1997, was located in our East Coast banking region.

LIQUIDITY AND FUNDING SOURCES
--------------------------------------------------------------------------------
Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region, creates considerable funding diversity and stability.

Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily assets held for sale. Another significant source of asset liquidity is the potential to securitize assets such as credit card receivables and auto, home equity, student, commercial and mortgage loans. Other off-balance sheet sources of liquidity exist as well, including a mortgage servicing portfolio for which the estimated fair value exceeded book value by $201 million at March 31, 1997.

CORE DEPOSITS
Core deposits are a fundamental and cost-effective funding source for any banking institution. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits. Core deposits were $88.5 billion at March 31, 1997, compared with $90.1 billion at December 31, 1996. The decline largely reflected runoff that is typical following acquisitions and customers' movement into investment products.

The portion of core deposits in higher-rate, other consumer time deposits was 34 percent at March 31, 1997, and 35 percent at year-end 1996. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal, and they are less expensive to process.

Average core deposit balances were $87.5 billion in the first quarter of 1997 and $86.9 billion in the fourth quarter of 1996. In the first quarter of 1997 and fourth quarter of 1996, average noninterest-bearing deposits were 19 percent and 20 percent, respectively, of average core deposits. Average balances in savings and NOW, and other consumer time deposits were higher when compared with the fourth quarter of 1996, while noninterest-bearing and money market deposits were lower. Deposits can be affected by branch closings or consolidations, seasonal factors and the rates being offered compared to other investment opportunities. The NET INTEREST INCOME SUMMARIES provide additional information about average core deposits.

PURCHASED FUNDS
Purchased funds at March 31, 1997, were $26.2 billion compared with $27.8 billion at year-end 1996. Average purchased funds in the first quarter of 1997 were $26.1 billion compared with $29.1 billion in the fourth quarter of 1996. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes.

CASH FLOWS
Cash flows from operations are a significant source of liquidity. Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; and depreciation and amortization. This cash was available in the first quarter of 1997 to increase earning assets or to reduce borrowings as needed.

LONG-TERM DEBT
Long-term debt was 80 percent of total stockholders' equity at March 31, 1997, compared with 77 percent at year-end 1996.

Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $640 million of senior or subordinated debt securities. The sale of any additional debt securities will depend on future market conditions, funding needs and other factors.

DEBT OBLIGATIONS
We have a $350 million, committed back-up line of credit that expires in December 1998. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used this line of credit. During 1997 $1.1 billion of long-term debt will mature, including bank notes of $572 million. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.

GUARANTEED PREFERRED BENEFICIAL INTERESTS
In January 1997 we issued $495 million of trust capital securities. As a result, $990 million of capital securities were outstanding as of March 31, 1997. A subsidiary trust of the corporation issued these capital securities, and the corporation receives the proceeds by issuing junior subordinated debentures to the trust. These capital securities are considered tier 1 capital for regulatory purposes. Expenses related to the issuance of capital securities is included in sundry expense.

STOCKHOLDERS' EQUITY
The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity to stockholders while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.

At March 31, 1997, total stockholders' equity was $9.5 billion compared with $10.0 billion at December 31, 1996, and 280 million common shares were outstanding compared with 287 million shares at December 31, 1996. In the first quarter of 1997, we purchased 9.9 million shares of our common stock in the open market at a cost of $836 million, pursuant to a standing board of directors' authorization to repurchase up to 25 million shares of common stock.

We paid $166 million in dividends to common stockholders in the first quarter of 1997.

At March 31, 1997, stockholders' equity was reduced by a $132 million unrealized after-tax loss related to debt and equity securities. The SECURITIES AVAILABLE FOR SALE section provides additional information about debt and equity securities.

SUBSIDIARY DIVIDENDS
Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. Banking regulators generally limit a bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, our subsidiaries had $395 million available for dividends at March 31, 1997, without prior regulatory approval. Our subsidiaries paid $177 million in dividends to the parent corporation in the first quarter of 1997.

REGULATORY CAPITAL
Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas relating to tier 1 capital, total capital and leverage capital. The minimum level for the ratio of total capital to risk-weighted assets (including certain off-balance sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital). At March 31, 1997, the tier 1 and total capital ratios were 7.28 percent and 12.24 percent, respectively, compared with 7.33 percent and 12.33 percent at December 31, 1996.

In addition the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of at least 4 to 5 percent. The leverage ratio at March 31, 1997, and at December 31, 1996, was 6.13 percent.

The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve

Board has not advised us of any specific minimum leverage ratio applicable to us.

Each subsidiary bank is subject to similar capital requirements. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.

The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or well capitalized, must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At March 31, 1997, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks. We expect to maintain these ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital. Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC. First Union Home Equity Bank,
N.A. is not a deposit-taking bank.

The ACCOUNTING AND REGULATORY MATTERS section provides more information about proposed changes in risk-based capital standards. The OUTLOOK and the ACCOUNTING AND REGULATORY MATTERS Sections provide additional information about the consolidation of our state banks.

INTEREST RATE RISK MANAGEMENT
--------------------------------------------------------------------------------
Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit-activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.

The Credit/Market Risk Committee of the corporation's board of directors reviews overall interest rate risk management activity. The Funds Management Committee of the corporation oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.

We use three standard scenarios in analyzing interest rate sensitivity for policy measurement. The base-line scenario is our estimated most likely path for future short-term interest rates. The measurement of interest rate sensitivity is the percentage change in earnings per share calculated by the model under "high rate" and under "low rate" scenarios. The "high rate" and "low rate" scenarios assume 100 basis point shifts from the base-line scenario in the federal funds rate by the fourth succeeding month and that the rate remains 100 basis points higher or lower than the base-line estimate. Our policy limit for the maximum negative impact on earnings per share resulting from high rate or low rate scenarios is 5 percent. The policy measurement period begins with the fourth month forward and ends with the 15th month (i.e., a 12-month period).

Our April 1997 estimate for future short-term interest rates includes an average federal funds rate rising from 5.58 percent in April 1997 to 5.93 percent by December 1997, then declining to 5.79 percent by June 1998. Based on the April 1997 outlook, if interest rates were to rise 100 basis points above the estimated short-term rate scenarios (i.e. follow the high rate scenario), the model indicates that earnings during the policy measurement period would be negatively affected by 4.0 percent. Our model indicates that earnings would benefit by 3.8 percent in our low rate scenario (i.e., a 100 basis point decline in estimated short-term interest rates).

In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we also analyze the potential impact of other, more extreme interest rate scenarios and time periods. These alternate "what-if" scenarios may include interest rate paths both higher, lower and more volatile than those used for policy measurement and extend to periods beyond the policy measurement period.

While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, management will continue to formulate strategies to protect earnings from the potential negative effects of changes in interest rates.

OFF-BALANCE SHEET DERIVATIVES FOR INTEREST RATE RISK MANAGEMENT
As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include interest rate swaps, futures and options with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that derivatives used for rate sensitivity management will not have any significant unintended effect on corporate earnings. As a matter of policy we do not use highly leveraged derivative instruments for interest rate risk management. The impact of derivative products on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.

Our overall goal is to manage our rate sensitivity such that earnings are not adversely affected materially whether rates go up or down. As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market value when compared with their cost. The impact on net interest income attributable to these off-balance sheet transactions, all of which are linked to specific financial instruments as part of our overall interest rate risk management strategy, will generally be offset by net interest income from on-balance sheet assets and liabilities. The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not unduly at risk as interest rates move up or down.

Despite significant year-to-year fluctuations in the market value of both on- and off-balance sheet positions and related fluctuations in net interest income contribution from these positions, tax-equivalent net interest income continued to increase. This is the outcome we strive to achieve in using portfolio securities and off-balance sheet products to balance the income effects of core loans and deposits from changing interest rate environments.

The fair value depreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $84 million at March 31, 1997, compared with fair value appreciation of $188 million at December 31, 1996.

The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. The amount of deferred gains and losses was $1 million and $25 million, respectively, at March 31, 1997. These net losses will reduce net interest income primarily in 1997.

Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure.

In addition our policy is to require that all swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties used in our Asset/Liability Management activities. Derivative collateral arrangements for dealer transactions and trading activities are based on established thresholds of acceptable credit risk by counterparty. Thresholds are determined based on the strength of the individual counterparty, and they are bilateral. As of March 31, 1997, the total credit risk in excess of thresholds was $77 million. The fair value of collateral held was 118 percent of the total credit risk in excess of thresholds. For nondealer transactions the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

ACCOUNTING AND REGULATORY MATTERS
--------------------------------------------------------------------------------
Statement of Financial Accounting Standards No. 128,"Earnings per Share," establishes standards for computing and presenting earnings per share ("EPS"). This Standard replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the statement of income for entities with complex capital structures, and it requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

Basic EPS excludes dilution, and it is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

This Standard is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This Standard requires restatement of all prior-period EPS data presented. Currently, the difference between the Corporation's basic and fully diluted EPS is less than three percent.

Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended, (i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities; and (b) accounting for transfers of financial assets as sales or borrowings; and (ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value; (b) servicing assets and retained interests in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value; (c) amortization of servicing assets and liabilities be in proportion to net servicing income; (d) impairment measurement be based on fair value; and (e) pledged financial assets be classified as collateral. This Standard provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including dollar rolls, wash sales, loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse and extinguishments of liabilities.

This Standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except that the Standard will be effective for transfers of financial assets and transactions related to repurchase agreement, dollar rolls, securities lending and the like, occurring after December 31, 1997, and it is to be applied prospectively. The corporation adopted the appropriate provisions of the Standard on January 1, 1997, and they have not been material. The effect of the adoption of the remainder of the provisions on January 1, 1998, is not expected to be material to the corporation.

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control with such bank.

The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. The RISK-BASED CAPITAL section provides information on risk assessment classifications.

Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (IBBEA) authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning September 27, 1995. Beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states opt out of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provides that a state may enact laws permitting interstate merger transactions before June 1, 1997. Certain states in which First Union conducts banking operations have enacted such legislation. Information about First Union's consolidation under this legislation is in the OUTLOOK section.

Various other legislative and accounting proposals concerning the banking industry are pending in Congress and with the Financial Accounting Standards Board, respectively. Given the uncertainty of the proposal process, we cannot assess the impact of any such proposals on our financial condition or results of operations.

Table 1
CONSOLIDATED SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA
----------------------------------------------------------------------------------------------------------------------------------


                                                            Twelve      1997                                               1996
                                                            Months  ----------   ------------------------------------------------
                                                            Ended
                                                             Mar. 31,   FIRST       Fourth         Third      Second       First
(In millions, except per share data)                         1997      QUARTER      Quarter       Quarter     Quarter     Quarter
----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SUMMARIES OF INCOME
Interest income                                        $    9,707        2,418        2,435         2,423       2,431       2,339
----------------------------------------------------------------------------------------------------------------------------------
Interest income (a)                                    $    9,782        2,434        2,452         2,440       2,456       2,364
Interest expense                                            4,636        1,131        1,180         1,158       1,167       1,127
----------------------------------------------------------------------------------------------------------------------------------
Net interest income (a)                                     5,146        1,303        1,272         1,282       1,289       1,237
Provision for loan losses                                     450          145          120           105          80          70
----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses (a)     4,696        1,158        1,152         1,177       1,209       1,167
Securities available for sale transactions                     20            4           11             2           3          15
Investment security transactions                                3            -            1             -           2           1
Noninterest income                                          2,561          749          673           598         541         510
Merger-related restructuring charges (b)                        -            -            -            -            -         281
SAIF special assessment (c)                                   133            -            -           133           -           -
Noninterest expense                                         4,412        1,169        1,113         1,078       1,052       1,011
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes (a)                              2,735          742          724           566         703         401
Income taxes                                                  933          255          247           192         239         133
Tax-equivalent adjustment                                      75           16           17            17          25          25
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                  1,727          471          460           357         439         243
Dividends on preferred stock                                    5            -            1             1           3           4
----------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders           $    1,722          471          459           356         436         239
----------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net income                                             $      6.17        1.67         1.66          1.29        1.55        0.85
Cash dividends                                         $      2.26        0.58         0.58          0.58        0.52        0.52
Average common shares (In thousands)                            -      282,553      278,298       274,001     282,576     280,374
Average common stockholders' equity (d)
  Quarter-to-date                                      $        -        9,761        9,314         8,905       9,167       8,930
  Year-to-date                                                  -        9,761        9,079         9,000       9,049       8,930
Common stock price
  High                                                       95 5/8     95 5/8       77            67 7/8      64 5/8      62 7/8
  Low                                                        57 1/2     73 3/8       67            61 1/8      57 1/2      51 1/2
  Period-end                                           $     81 1/8     81 1/8       74            66 3/4      60 7/8      60 3/8
    To earnings ratio (e)                                    13.15X      13.15       13.83         13.68       12.30       12.85
    To book value                                             240 %      240        212           209         188         190
Book value                                             $     33.86      33.86        34.83         31.94       32.46       31.80

BALANCE SHEET DATA
Assets                                                    136,730      136,730      140,127       133,882     139,886     130,581
Long-term debt                                         $    7,604        7,604        7,660         7,332       7,807       7,538
----------------------------------------------------------------------------------------------------------------------------------

(a)  Tax-equivalent.
(b) Merger-related restructuring charges amounted to $181 million after tax in the first quarter of 1996.
(c) The SAIF special assessment amounted to $86 million after tax in the third quarter of 1996.
(d) Quarter-to-date and year-to-date average common stockholders' equity excludes average net unrealized gains or losses on debt and equity securities.
(e)  Based on net income applicable to common stockholders.

Table 2
SELECTED LINES OF BUSINESS (a)
------------------------------------------------------------------------------------------------------------------------
                                                                                      Three Months Ended March 31, 1997
                                          ------------------------------------------------------------------------------

                                                            First
                                            Customer        Union
                                              Direct         Home         Other
                                              Access       Equity         Consumer    Mortgage     Capital      Capital
(In millions)                               Division         Bank       Banking        Banking         Mgt.     Markets
------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
Interest income (b)                    $         247           89           453            487          29          543
Interest expense                                  92           61           275            441          20          455
Noninterest income                                43            7             6             50         203          149
------------------------------------------------------------------------------------------------------------------------

OTHER DATA
Net charge-offs                                   99            2            29              6           -           (2)
Average loans, net                             5,448        3,738        19,534         25,216         220       11,413
Nonperforming assets                              22           15            94            214           -           79
Average deposits                                   -            -            -             -         1,162        3,623
Assets under care                                  -            -            -             -       159,624            -
Assets under management                            -            -            -             -        61,976            -
Residential loans serviced             $           -            -            -         51,561            -            -
------------------------------------------------------------------------------------------------------------------------

(a) Certain information is prepared from internal management reports. Average loans, net for the Customer Direct Access Division (formerly Card Products) excludes $1.5 billion of securitized credit cards managed by the Division.
(b)    Tax-equivalent.

Table 3
INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS
-------------------------------------------------------------------------------------------------------------------------------


                                                                    1997                                                  1996
                                                               ----------      ------------------------------------------------

                                                                  FIRST          Fourth        Third       Second       First
                                                                 QUARTER        Quarter      Quarter      Quarter     Quarter
---------------------------------------------------------------------------------------------------------------------------------
INTERNAL CAPITAL GROWTH (a)
Assets to stockholders' equity                                        13.90X          14.60        15.08        14.80       14.20
                    X
Return on assets                                                       1.42%           1.35         1.06         1.30        0.75
---------------------------------------------------------------------------------------------------------------------------------

Return on total stockholders' equity (b)                              19.58%          19.59        15.83        18.94       10.72
                    X
Earnings retained                                                     65.27%          64.61        55.78        65.91       38.09
---------------------------------------------------------------------------------------------------------------------------------

Internal capital growth (b)                                           12.78%          12.66         8.83        12.48        4.08
---------------------------------------------------------------------------------------------------------------------------------

DIVIDEND PAYOUT RATIOS ON
Operating earnings
  Common shares                                                       34.73%          34.94        36.25        33.55       34.67
  Preferred and common shares                                         34.73%          35.39        35.65        34.09       35.47
Net income
  Common shares                                                       34.73%          34.94        44.96        33.55       61.18
  Preferred and common shares                                         34.73%          35.39        44.22        34.09       61.91
---------------------------------------------------------------------------------------------------------------------------------

Return on common stockholders'
  equity (b) (c)                                                      19.58%          19.63        15.91        19.11       10.76
---------------------------------------------------------------------------------------------------------------------------------

(a)  Based on average balances and net income.
(b) The determination of these ratios exclude average net unrealized gains or losses on debt and equity securities.
(c)  Based on average balances and net income applicable to common stockholders.







Table 4
SELECTED QUARTERLY DATA
-------------------------------------------------------------------------------------------------------------------------

                                                                 1997                                               1996
                                                            ----------   ------------------------------------------------

                                                              FIRST       Fourth         Third      Second       First
(Dollars in millions)                                        QUARTER      Quarter       Quarter     Quarter     Quarter
-------------------------------------------------------------------------------------------------------------------------
FIRST UNION MORTGAGE CORPORATION
  PERMANENT LOAN ORIGINATIONS
  Residential
    Direct (a)                                           $        838          855           883       1,296         946
    Wholesale                                                     780          356             -           1          42
-------------------------------------------------------------------------------------------------------------------------
        Total                                            $      1,618        1,211           883       1,297         988
-------------------------------------------------------------------------------------------------------------------------

  VOLUME OF RESIDENTIAL
    LOANS SERVICED                                       $     51,561       50,762        46,370      49,321      49,900
-------------------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION
  OTHER DATA
  ATMs                                                          2,441        2,429         2,313       2,119       2,142
  Employees                                                    44,450       44,333        45,116      45,353      44,968
-------------------------------------------------------------------------------------------------------------------------

(a)  Includes originations of affiliated banks.

Table 5
SECURITIES AVAILABLE FOR SALE
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                                   March 31, 1997
                                   ----------------------------------------------------------------------------------------------


                                                                                             Gross Unrealized              Average
                                      1 Year           1-5        5-10   After 10          ----------------    Amortized   Maturity
(In millions)                       or Less            Years      Years   Years      Total  Gains     Losses      Cost    in Years
------------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                    $       14            1,735        586       2      2,337      -         40       2,377       4.18
U.S. Government agencies                  -            2,080      6,971      25      9,076    (11)       168       9,233       5.89
CMOs                                     68              826          -       -        894     (7)        19         906       3.62
State, county and municipal               -                -         11      47         58      -          -          58      18.31
Other                                    59              948        117     922      2,046    (31)        18       2,033       4.60
-------------------------------------------------------------------------------------------------------------------------
        Total                    $      141            5,589      7,685     996     14,411    (49)       245      14,607       5.39
------------------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
Debt securities                  $      141            5,589      7,685     123     13,538    (29)       245      13,754
Sundry securities                         -                -          -     873        873    (20)         -         853
-------------------------------------------------------------------------------------------------------------------------
        Total                    $      141            5,589      7,685     996     14,411    (49)       245      14,607
-------------------------------------------------------------------------------------------------------------------------

AMORTIZED COST
Debt securities                  $      144            5,641      7,834     135     13,754
Sundry securities                         -                -          -     853        853
-------------------------------------------------------------------------------------------
        Total                    $      144            5,641      7,834     988     14,607
-------------------------------------------------------------------------------------------

WEIGHTED AVERAGE YIELD
U.S. Treasury                           5.84 %          5.81       7.04    7.89       6.12
U.S. Government agencies                   -            6.94       6.72    8.04       6.78
CMOs                                    7.39            7.36          -       -       7.36
State, county and municipal                -               -       5.99    5.75       5.80
Other                                   7.09            6.10       7.43    5.20       5.80
Consolidated                            7.11 %          6.51       6.76    5.30       6.57
-------------------------------------------------------------------------------------------


Included in "U.S. Government agencies" and "Other" at March 31, 1997, are $1.1 billion of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on- and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At March 31, 1997, these securities had a weighted average maturity of
3.42 years and a weighted average yield of 5.65 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 7.42 percent based on a weighted average funding cost differential of (1.77) percent.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at March 31, 1997. Average maturity in years excludes preferred and common stocks and money market funds.

Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.5 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.5 percent in Connecticut.

There were commitments to purchase securities at a cost of $55 million that had a market value of $54 million at March 31, 1997. There were no commitments to sell securities at March 31, 1997. Gross gains and losses from sales are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securities for the three months ended March 31, 1997, were $15 million and $11 million, respectively. There were no gains or losses on sundry securities.


Table 6
INVESTMENT SECURITIES
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                                    March 31, 1997
                                   ------------------------------------------------------------------------------------------------

                                                                                             Gross Unrealized             Average
                                    1 Year     1-5       5-10     After 10                 --------------------  Market   Maturity
(In millions)                       or Less   Years      Years       Years     Total      Gains      Losses      Value     in Years
-----------------------------------------------------------------------------------------------------------------------------------

CARRYING VALUE
U.S. Government agencies         $       -          231       790          19     1,040         18         (7)    1,051      5.90
CMOs                                    159         294         -          -        453          5         (1)      457      2.15
State, county and municipal              50         220       144         368       782         97         (1)      878      8.62
Other                                     1          11         9         112       133          3         -        136     11.31
------------------------------------------------------------------------------------------------------------------------

        Total                    $      210         756       943         499     2,408        123         (9)    2,522      6.24
-------------------------------------------------------------------------------------------------------------------------------

CARRYING VALUE
Debt securities                  $      210         756       943         432     2,341        123         (9)    2,455
Sundry securities                          -         -          -          67        67          -          -        67
------------------------------------------------------------------------------------------------------------------------

        Total                    $      210         756       943         499     2,408        123         (9)    2,522
------------------------------------------------------------------------------------------------------------------------

MARKET VALUE
Debt securities                  $      211         776       967         501     2,455
Sundry securities                          -           -          -        67        67
----------------------------------------------------------------------------------------
        Total                    $      211         776       967         568     2,522
----------------------------------------------------------------------------------------

WEIGHTED AVERAGE YIELD
U.S. Government agencies                  -%       7.52      7.66        7.33      7.62
CMOs                                   6.93        7.97          -          -      7.61
State, county and municipal           10.12       10.65     10.83       11.37     10.98
Other                                  7.79        7.70      7.76        7.25      7.32
Consolidated                           7.69%       8.61      8.15       10.29      8.69
----------------------------------------------------------------------------------------


Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at March 31, 1997.

Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.5 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.5 percent in Connecticut.

There were no commitments to purchase or sell investment securities at March 31, 1997. There were no gains or losses realized on repurchase agreement underdeliveries and calls of investment securities for the three months ended March 31, 1997.



Table 7
LOANS
---------------------------------------------------------------------------------------------------------------

                                                       1997                                               1996
                                                  ----------   ------------------------------------------------

                                                     FIRST       Fourth         Third      Second       First
(In millions)                                       QUARTER      Quarter       Quarter     Quarter     Quarter
---------------------------------------------------------------------------------------------------------------

COMMERCIAL
Commercial, financial and agricultural         $     24,357       23,639        23,791      23,267      23,317
Real estate - construction and other                  2,600        2,674         2,832       2,860       2,599
Real estate - mortgage                                9,245        9,504         9,456       9,534       9,734
Lease financing                                       5,464        4,852         4,255       3,954       3,599
Foreign                                               1,089        1,085           925         713         763
---------------------------------------------------------------------------------------------------------------
        Total commercial                             42,755       41,754        41,259      40,328      40,012
---------------------------------------------------------------------------------------------------------------

RETAIL
Real estate - mortgage                               27,144       28,683        26,603      27,229      27,204
Installment loans - Bankcard (a)                      5,387        5,551         5,450       5,000       4,037
Installment loans - other                            19,001       18,596        17,964      17,625      17,598
Vehicle leasing                                       3,704        3,480         3,118       2,939       2,768
---------------------------------------------------------------------------------------------------------------
        Total retail                                 55,236       56,310        53,135      52,793      51,607
---------------------------------------------------------------------------------------------------------------
        Total loans                                  97,991       98,064        94,394      93,121      91,619
---------------------------------------------------------------------------------------------------------------

UNEARNED INCOME
Loans                                                   511          488           440         432         436
Lease financing                                       1,993        1,718         1,434       1,350       1,193
---------------------------------------------------------------------------------------------------------------
        Total unearned income                         2,504        2,206         1,874       1,782       1,629
---------------------------------------------------------------------------------------------------------------
        Loans, net                             $     95,487       95,858        92,520      91,339      89,990
---------------------------------------------------------------------------------------------------------------

(a) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.


Table 8
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS
-----------------------------------------------------------------------------------------------------------------------------

                                                             1997                                                     1996
                                                        ----------        -------------------------------------------------

                                                            FIRST             Fourth        Third      Second        First
(In millions)                                             QUARTER            Quarter      Quarter     Quarter      Quarter
---------------------------------------------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES
Balance, beginning of quarter                        $      1,365              1,377        1,416       1,436        1,508
Provision for loan losses                                     145                120          105          80           70
Allowance of loans acquired or sold, net                        -                 42            -           2            6
Loan losses, net                                             (144)              (174)        (144)       (102)        (148)
---------------------------------------------------------------------------------------------------------------------------
Balance, end of quarter                              $      1,366              1,365        1,377       1,416        1,436
---------------------------------------------------------------------------------------------------------------------------
(as a % of loans, net)                                       1.43    %          1.42         1.49        1.55         1.60
---------------------------------------------------------------------------------------------------------------------------
(as a % of nonaccrual and restructured loans)                 199    %           204          188         195          197
---------------------------------------------------------------------------------------------------------------------------
(as a % of nonperforming assets)                              175    %           179          167         169          171
---------------------------------------------------------------------------------------------------------------------------

LOAN LOSSES
Commercial, financial and agricultural               $         13                 31           25          23           65
Real estate - construction and other                            1                  1            1           -            4
Real estate - mortgage                                         14                 12           15          33           13
Installment loans - Bankcard                                  105                 93           97          68           55
Installment loans - Bankcard special adjustment (a)             -                 34           -            -           -
Installment loans - other and Vehicle leasing                  36                 41           38          38           35
---------------------------------------------------------------------------------------------------------------------------
        Total                                                 169                212          176         162          172
---------------------------------------------------------------------------------------------------------------------------

LOAN RECOVERIES
Commercial, financial and agricultural                         11                 12            9          42           12
Real estate - construction and other                           -                   2            -           -            1
Real estate - mortgage                                          1                  2            2           7            2
Installment loans - Bankcard                                    6                 15           13           3            2
Installment loans - other and Vehicle leasing                   7                  7            8           8            7
---------------------------------------------------------------------------------------------------------------------------
        Total                                                  25                 38           32          60           24
---------------------------------------------------------------------------------------------------------------------------
        Loan losses, net                             $        144                174          144         102          148
---------------------------------------------------------------------------------------------------------------------------
(as % of average loans, net) (b)                             0.61 %             0.75         0.64        0.45         0.66
---------------------------------------------------------------------------------------------------------------------------
(as % of average loans, net, excluding Bankcard) (b)         0.20 %             0.29         0.28        0.17         0.45
---------------------------------------------------------------------------------------------------------------------------

NONPERFORMING ASSETS
Nonaccrual loans
  Commercial loans                                   $        221                218          294         311          330
  Commercial real estate loans                                111                118          137         156          157
  Consumer real estate loans                                  214                199          186         163          133
  Installment loans                                           128                120          110          92          107
---------------------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                                674                655          727         722          727
Restructured loans                                             11                 14            3           4            1
Foreclosed properties                                          93                 94           95         110          114
---------------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                   $        778                763          825         836          842
---------------------------------------------------------------------------------------------------------------------------
(as % of loans, net and foreclosed properties)               0.81 %             0.80         0.89        0.91         0.93
---------------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days                      $        283                290          291         272          275
---------------------------------------------------------------------------------------------------------------------------

(a) Installment loans - Bankcard includes a fourth quarter 1996 one-time charge-off related to an anticipated regulatory change which would reduce the period delinquent loans could be held before charge-off.
(b)  Annualized.
Any loans classified by regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed herein or under the "Loans" or "Asset Quality" narrative discussions do not (i) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.



Table 9
INTANGIBLE ASSETS
-------------------------------------------------------------------------------------------------------------------

                                                           1997                                               1996
                                                      ----------   ------------------------------------------------

                                                         FIRST      Fourth         Third      Second       First
(In millions)                                          QUARTER      Quarter       Quarter     Quarter     Quarter
-------------------------------------------------------------------------------------------------------------------

MORTGAGE SERVICING ASSETS                          $        234          199           134         150         147
-------------------------------------------------------------------------------------------------------------------

CREDIT CARD PREMIUM                                $         32           35            38          42          45
-------------------------------------------------------------------------------------------------------------------

OTHER INTANGIBLE ASSETS
Goodwill                                           $      2,308        2,359         1,867       1,919       1,912
Deposit base premium                                        510          479           500         530         514
Other                                                         9           11            12          12           9
-------------------------------------------------------------------------------------------------------------------
        Total                                      $      2,827        2,849         2,379       2,461       2,435
-------------------------------------------------------------------------------------------------------------------



Table 10
FORECLOSED PROPERTIES
--------------------------------------------------------------------------------------------------------------------------------

                                                                     1997                                                  1996
                                                                ----------    --------------------------------------------------

                                                                    FIRST        Fourth         Third       Second        First
(In millions)                                                     QUARTER       Quarter       Quarter      Quarter      Quarter
--------------------------------------------------------------------------------------------------------------------------------

Foreclosed properties                                         $       110           111           112          130          136
--------------------------------------------------------------------------------------------------------------------------------

Allowance for foreclosed properties, beginning of quarter              17            17            20           22           25
Provision for foreclosed properties                                     -             2             -           (2)          (1)
Dispositions, net                                                       -            (2)           (3)           -           (2)
--------------------------------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, end of quarter                    17            17            17           20           22
--------------------------------------------------------------------------------------------------------------------------------
Foreclosed properties, net                                    $        93            94            95          110          114
--------------------------------------------------------------------------------------------------------------------------------





Table 11
DEPOSITS
-------------------------------------------------------------------------------------------------------------------------

                                                                 1997                                               1996
                                                            ----------   ------------------------------------------------

                                                                FIRST       Fourth         Third      Second       First
(In millions)                                                 QUARTER      Quarter       Quarter     Quarter     Quarter
-------------------------------------------------------------------------------------------------------------------------

CORE DEPOSITS
Noninterest-bearing                                      $     18,275       18,632        18,008      16,831      16,726
Savings and NOW accounts                                       27,097       26,693        25,009      25,492      25,149
Money market accounts                                          13,061       13,468        13,019      12,843      13,149
Other consumer time                                            30,114       31,284        30,086      31,079      31,179
-------------------------------------------------------------------------------------------------------------------------
        Total core deposits                                    88,547       90,077        86,122      86,245      86,203
Foreign                                                           866        1,854         2,303       2,232       1,439
Other time                                                      2,990        2,884         3,019       2,976       2,876
-------------------------------------------------------------------------------------------------------------------------
        Total deposits                                   $     92,403       94,815        91,444      91,453      90,518
-------------------------------------------------------------------------------------------------------------------------




Table 12
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE
------------------------------------------------------------------------------

                                                       March 31, 1997
                                                   ----------------------

                                                           Time       Other
(In millions)                                         Certificates     Time
------------------------------------------------------------------------------

MATURITY OF
3 months or less                                    $       3,216        -
Over 3 months through 6 months                              1,456        -
Over 6 months through 12 months                             1,265        -
Over 12 months                                              1,182        -
-------------------------------------------------------------------------------
        Total                                       $       7,119        -
-------------------------------------------------------------------------------



Table 13
LONG-TERM DEBT
------------------------------------------------------------------------------------------------------------------------------------

                                                                             1997                                               1996
                                                                        ----------   -----------------------------------------------

                                                                           FIRST       Fourth         Third      Second       First
(In millions)                                                            QUARTER      Quarter       Quarter     Quarter     Quarter
-----------------------------------------------------------------------------------------------------------------------------------

DEBENTURES AND NOTES ISSUED BY THE PARENT COMPANY
7-1/2% debentures due 2002                                           $         16           16            16          16          16
Floating rate extendible notes due 2005                                        10           10            10          10          10
11% notes                                                                       -            -            -            -          18
6-3/4% notes due 1998                                                         250          250           249         249         249
Floating rate notes due 1998                                                  300          300           300         300         300
Fixed rate medium-term subordinated notes, varying
  rates and terms to 2001                                                      54           54            54          54          54
Floating rate subordinated notes due 2003                                     149          149           149         149         149
11% subordinated and variable rate notes                                        -            -            -            -          18
8-1/8% subordinated notes                                                       -            -           100         100         100
9.45% subordinated notes due 1999                                             249          249           249         249         250
9.45% subordinated notes due 2001                                             148          148           148         148         148
8-1/8% subordinated notes due 2002                                            249          249           249         249         249
8% subordinated notes due 2002                                                224          224           223         223         223
7-1/4% subordinated notes due 2003                                            149          149           149         149         149
6-5/8% subordinated notes due 2005                                            248          248           248         248         248
6% subordinated notes due 2008                                                198          197           197         197         197
6-3/8% subordinated notes due 2009                                            148          148           148         148         148
8% subordinated notes due 2009                                                149          149           149         149         149
8.77% subordinated notes due 2004                                             149          149           149         149         149
7.05% subordinated notes due 2005                                             248          248           248         248         248
6-7/8% subordinated notes due 2005                                            249          249           249         248         248
7% subordinated notes due 2006                                                198          198           198         198         198
7.18% subordinated notes due 2011                                              59           59            59          59          59
7-1/2% subordinated notes due 2006                                            297          297           297          -           -
7-1/2% subordinated debentures due 2035                                       246          246           246         246         246
6.55% subordinated debentures due 2035                                        249          249           249         249         249
6.824%/7.574% subordinated debentures due 2026                                298          298           298         -           -
------------------------------------------------------------------------------------------------------------------------------------

        Total debentures and notes issued by the Parent Company             4,534        4,533         4,631       4,035       4,072
------------------------------------------------------------------------------------------------------------------------------------

DEBENTURES AND NOTES OF SUBSIDIARIES
Floating rate senior notes                                                     -            -             -          200         200
Debentures and notes with varying rates and terms to 2015                      64           65            39          41          43
9-3/4% senior notes due 2003                                                  156          158           -            -           -
Subordinated bank notes with varying rates and terms to 2036                1,222        1,247           997       1,537       1,465
6.80% subordinated notes due 2003                                             149          149           149         149         150
9-5/8% subordinated notes due 1999                                            149          149           150         150         150
Floating rate subordinated notes due 1997                                       -           25            25          25          25
8-1/2% subordinated notes due 1998                                            149          149           149         149         149
9-7/8% subordinated capital notes due 1999                                     75           75            75          75          75
9-5/8% subordinated capital notes due 1999                                     74           74            75          75          75
10-1/2% collateralized mortgage obligations due 2014                           35           37            40          46          46
------------------------------------------------------------------------------------------------------------------------------------
        Total debentures and notes of subsidiaries                          2,073        2,128         1,699       2,447       2,378
-----------------------------------------------------------------------------------------------------------------------------------

OTHER DEBT
Notes payable to FDIC                                                          -            -            -            47          51
Advances from the Federal Home Loan Bank                                      930          930           933       1,208         958
Mortgage notes and other debt                                                  43           44            45          45          54
Capitalized leases                                                             24           25            24          25          25
----------------------------------------------------------------------------------------------------------------------------------

        Total other debt                                                      997          999         1,002       1,325       1,088
------------------------------------------------------------------------------------------------------------------------------------
        Total                                                        $      7,604        7,660         7,332       7,807       7,538
------------------------------------------------------------------------------------------------------------------------------------



Table 14
CHANGES IN STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------------------


                                                           Twelve      1997                                                1996
                                                           Months      -----------   ---------------------------------------------
                                                           Ended
                                                           Mar. 31,    FIRST        Fourth      Third        Second        First
(In millions)                                               1997       QUARTER      Quarter     Quarter     Quarter      Quarter
-----------------------------------------------------------------------------------------------------------------------------------

Balance, beginning of period                          $       9,110      10,008      8,689      9,316         9,110        9,043
Net income                                                    1,727         471        460        357           439          243
Redemption of preferred stock                                  (109)        -          -         (109)           -            -
Purchase of common stock                                     (1,767)       (836)       (36)      (816)          (79)         (37)
Common stock issued for stock options exercised                 323         101         87         41            94           25
Common stock issued through dividend
  reinvestment plan                                              32          11          1         11             9           11
Common stock issued for purchase accounting
  acquisitions                                                  888           4        884          -             -          124
Cash dividends paid on
    Preferred stock                                              (5)          -         (1)        (1)           (3)          (4)
    Common stock                                               (632)       (166)      (162)      (157)         (147)        (145)
Unrealized gain (loss) on debt  and
  equity securities                                             (93)       (119)        86         47          (107)        (150)
---------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                $       9,474       9,474     10,008      8,689         9,316        9,110
---------------------------------------------------------------------------------------------------------------------------------



Table 15
CAPITAL RATIOS
-----------------------------------------------------------------------------------------------------------------------------

                                                               1997                                                     1996
                                                          ----------       --------------------------------------------------

                                                             FIRST            Fourth         Third       Second       First
(In millions)                                              QUARTER           Quarter       Quarter      Quarter     Quarter
-----------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                                       $      7,752             7,633         6,414        7,020       6,749
  Total capital                                              13,027            12,842        10,996       11,792      11,479

Adjusted risk-based assets                                  106,451           104,126       100,508       98,786      96,358

Adjusted leverage ratio assets                         $    126,465           124,419       122,759      125,440     121,385

Ratios
  Tier 1 capital                                               7.28%             7.33          6.38         7.11        7.00
  Total capital                                               12.24             12.33         10.94        11.94       11.91
  Leverage                                                     6.13              6.13          5.23         5.60        5.56

Stockholders' equity to assets
  Quarter-end                                                  6.93              7.14          6.49         6.66        6.98
  Average                                                      7.20%             6.85          6.63         6.76        7.04
--------------------------------------------------------------------------------------------------------------------------

BANK CAPITAL RATIOS (b)
Tier 1 capital
  First Union National Bank of North Carolina                  6.51%             6.43          6.32         6.66        6.60
  First Union National Bank                                    9.45              8.98         11.75        10.69       10.01
  First Union Bank of Delaware                                13.86             13.61         15.39        13.98       22.84
  First Union Home Equity Bank                                 8.27              8.40          8.02         7.61        7.08

Total capital
  First Union National Bank of North Carolina                 10.11             10.20         10.03        10.71       10.55
  First Union National Bank                                   12.45             12.22         13.56        12.56       11.87
  First Union Bank of Delaware                                15.11             14.87         16.65        15.28       24.12
  First Union Home Equity Bank                                10.87             10.77         10.47         9.91        9.46

Leverage
  First Union National Bank of North Carolina                  6.15              5.95          5.98         5.80        5.64
  First Union National Bank                                    7.59              7.06          9.04         8.09        7.59
  First Union Bank of Delaware                                11.43             10.60         12.07        11.02       19.91
  First Union Home Equity Bank                                 7.42%             7.84          7.14         6.71        6.53
--------------------------------------------------------------------------------------------------------------------------

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent.
(b) By the end of 1997, it is anticipated that all First Union bank affiliates will be merged into First Union National Bank of North Carolina, except those included herein. Accordingly, historical information related to such affiliates is not presented, and historical ratios for First Union National Bank of North Carolina are not restated.


Table 16
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
------------------------------------------------------------------------------------------------------------------------------------

                                        Weighted
                                        Average Rate             Estimated
                                        ----------------------------------------
March 31, 1997              Notional                   Maturity In       Fair
(In millions)                Amount    Receive  Pay      Years (b)      Value       Comments
-----------------------------------------------------------------------------------------------------------------------------------

ASSET RATE CONVERSIONS
Interest rate swaps         $18,628    6.37 %   5.57 %   1.75                    Converts floating rate loans to fixed
  Carrying amount                                                     $     86   rate.  Adds to liability sensitivity.
  Unrealized gross gain                                                     19   Similar characteristics to a fixed
  Unrealized gross loss                                                    (67)  income security funded with  variable rate
                                                                                 liabilities.  Includes  $3.7  billion  of  indexed
                                                                                 amortizing   swaps,  with  $248  million  maturing
                                                                                 within 1 year and $3.5 billion within 4 years.





                                                                       --------
        Total                                                               38
-----------------------------------                                   ---------
        Total asset rate
          conversions       $18,628   6.37 %   5.57 %   1.75           $    38
-------------------------------------------------------------------------------

LIABILITY RATE CONVERSIONS
Interest rate swaps         $ 7,087   6.96 %   5.81 %    9.62                    Converts $4.2 billion of fixed rate
  Carrying amount                                                      $     9   long-term debt to floating rate by
  Unrealized gross gain                                                     39   matching the terms of the swap
  Unrealized gross loss                                                   (163)  to the debt issue. Rate sensitivity
                                                                                 remains unchanged due to the direct linkage of the
                                                                                 swap to the debt issue. Also converts $898 million
                                                                                 of fixed rate CDs to variable  rate,  $954 million
                                                                                 of fixed rate bank notes to floating rate and $1.0
                                                                                 billion of fixed rate  mezzanine  debt to variable
                                                                                 rate.


                                                                      ---------
        Total                                                             (115)
                                                                      ---------

Other financial instruments     150   4.00       -       6.31                    $150 million floor offsets a
  Carrying amount                                                            1   corresponding rate floor in long-
  Unrealized gross gain                                                      -   term debt.
  Unrealized gross loss                                                     (1)
                                                                      ---------
        Total                                                               -
------------------------------------------                            ---------
        Total liability rate
          conversions       $ 7,237   6.90 %    5.81 %   9.55          $ (115)
-------------------------------------------------------------------------------

                                      T-12


Table 16
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
----------------------------------------------------------------------------------------------------------------------------------
                                            Weighted
                                           Average Rate       Estimated
                                            -------------------------------------------------------------------------------------
March 31, 1997           Notional                   Maturity In          Fair
(In millions)             Amount   Receive   Pay     Years (b)           Value               Comments
---------------------------------------------------------------------------------------------------------------------------------

RATE SENSITIVITY HEDGES
Put options on eurodollar
 futures                  $  5,055     -  %  6.37 %       0.22                  Paid a premium for the right to lock
  Carrying amount                                                        $ 3    in the 3 month LIBOR reset rates on
  Unrealized gross gain                                                    -    pay variable rate swaps.  $5.1
  Unrealized gross loss                                                   (3)   billion effective June 1997.
                                                                     ----------
        Total                                                               -
                                                                     ----------

Interest rate caps             168    5.56      7.03       2.46                 Paid a premium for the right to lock
  Carrying amount                                                         1     in 3 month LIBOR reset rates on
  Unrealized gross gain                                                   -     pay variable rate swaps.
  Unrealized gross loss                                                   -
                                                                    ----------
        Total                                                             1
                                                                     ----------

Short futures                4,187      -       5.82       0.22                 Locks in 3 month LIBOR reset rates
  Carrying amount                                                         -     on pay variable rate swaps. $4.2
  Unrealized gross gain                                                   2     billion effective June 1997.
  Unrealized gross loss                                                   -
                                                                  ----------
        Total                                                             2
                                                                  ----------

CMT floor                       100    6.42      6.37      4.09                 First Union Mortgage Corporation
  Carrying amount                                                         1     paid a premium for a CMT floor in
  Unrealized gross gain                                                   -     order to offset the decline in value of
  Unrealized gross loss                                                   -     mortgage servicing in a falling rate
                                                                                environment.
                                                                  ----------
        Total                                                            1
                                                                  ----------

Long eurodollar futures       12,477   6.37        -       1.13                 Converts floating rate LIBOR-based
  Carrying amount                                                        -      loans to fixed rate. Adds to liability
  Unrealized gross gain                                                  -      sensitivity. Similar characteristics to
  Unrealized gross loss                                                (11)     fixed income security funded with
                                                                                variable rate liabilities.  $2.5 billion effective
                                                                                September  1997; $2.0 billion  effective  December
                                                                                1997,  March 1998,  June 1998 and September  1998;
                                                                                $500 million effective  December 1998, March 1999,
                                                                                June 1999 and September 1999.



                                                                      ----------
        Total                                                          (11)
---------------------------------------------                         ----------
        Total rate
         sensitivity hedges  $21,987    6.36 %    6.14 %    0.77   $    (7)
-------------------------------------------------------------------------------


(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

(b) Estimated maturity approximates duration except for long eurodollar futures, average duration of .25 years. London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks. Weighted average pay rates are generally based on one to six month LIBOR. Pay rates related to forward interest rate swaps are set on the future effective date. Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the rates in effect as of March 31, 1997. Weighted average receive rates were set at the time the contract was transacted. Carrying amount includes accrued interest receivable/payable, unamortized premiums paid/received and any related margin accounts.


Table 17
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (a)
-------------------------------------------------------------------------------------------------------------------------------

March 31, 1997                                1 Year             1 -2          2 -5          5 -10     After 10
(In millions)                                 or Less            Years         Years         Years       Years        Total
-------------------------------------------------------------------------------------------------------------------------------

ASSET RATE CONVERSIONS
Notional amount                             $       9,945             975         7,708            -         -         18,628
Weighted average receive rate                        6.27%           5.28          6.63            -         -           6.37
Estimated fair value                        $          41              (8)            5            -         -             38
-------------------------------------------------------------------------------------------------------------------------------

LIABILITY RATE CONVERSIONS
Notional amount                             $       1,272             186           444         3,775       1,560        7,237
Weighted average receive rate                        6.31%           5.52          7.59          6.90        7.34         6.90
Estimated fair value                        $           4              (2)           13           (59)        (71)        (115)
-------------------------------------------------------------------------------------------------------------------------------

RATE SENSITIVITY HEDGES
Notional amount                             $      15,739           5,055         1,193              -          -       21,987
Weighted average receive rate                        6.13%              -          6.55              -          -         6.36
Estimated fair value                        $          (5)             (3)            1              -          -           (7)
-------------------------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities. Pay rates are generally based on one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates, and therefore, they have been excluded from the above table. Weighted average pay rates are indicated in TABLE 16.


Table 18
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (a)
------------------------------------------------------------------------------------------------------------------------


                                                               Asset    Liability                      Rate
                                                                Rate         Rate         Asset   Sensitivity
(In millions)                                               Conversions  Conversions     Hedges      Hedges       Total
------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996                            $       19,796        6,430           662      42,558      69,446
Additions                                                         -         1,000            -        6,098       7,098
Maturities/Amortizations                                      (1,168)        (193)         (662)    (24,596)    (26,619)
Terminations                                                       -            -            -       (2,073)     (2,073)
 ----------------------------------------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1997                               $       18,628        7,237            -       21,987      47,852
------------------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.



FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES
-----------------------------------------------------------------------------------------------------------------------------------

                                                                FIRST QUARTER 1997               FOURTH QUARTER 1996
                                                 -------------------------------------------------------------------

                                                                               Average                                    Average
                                                                 Interest        Rates                      Interest       Rates
                                                   Average        Income/      Earned/        Average        Income/       Earned/
(Dollars in millions)                             Balances        Expense         Paid       Balances        Expense        Paid
---------------------------------------------------------------------------------------------------------------------------------

ASSETS
Interest-bearing bank balances                    $        229         2          4.18%     $         127           2       5.83%
Federal funds sold and securities
  purchased under resale agreements                      5,297        73          5.61              6,947          92       5.32
Trading account assets (a)                               3,107        50          6.51              4,190          73       6.87
Securities available for sale (a)                       14,019       232          6.64             14,257         238       6.68
Investment securities (a)
  U.S. Government and other                              1,646        30          7.37              1,668          33       7.70
  State, county and municipal                              787        22         10.87                823          22      10.67
                                                                                                 --------------------
-----------------------------------------------------------------------
        Total investment securities                      2,433        52          8.50              2,491          55       8.68
-------------------------------------------------------------------------                       ----------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural              23,391       437          7.57             23,326         445       7.59
    Real estate - construction and other                 2,642        55          8.44              2,723          57       8.33
    Real estate - mortgage                               9,393       195          8.40              9,522         202       8.41
    Lease financing                                      2,502        68         10.87              2,071          51      10.01
    Foreign                                              1,022        15          6.16                907          14       6.16
                                                                                                 --------------------
--------------------------------------------------------------------- --
        Total commercial                                38,950       770          8.01             38,549         769       7.94
-------------------------------------------------------------------------                       ----------------------
  Retail
    Real estate - mortgage                              28,268       549          7.77             27,664         534       7.73
    Installment loans - Bankcard (c)                     5,448       190         13.92              5,521         184      13.34
    Installment loans - other and Vehicle
     leasing                                            21,952       516          9.51             21,294         505       9.44
                                                                    --------------------        ----------------------
------------------------------------------------------------------------
        Total retail                                    55,668     1,255          9.06             54,479       1,223       8.97
-------------------------------------------------------------------------                       ----------------------

        Total loans                                     94,618     2,025          8.63             93,028       1,992       8.54
-------------------------------------------------------------------------                       ----------------------
        Total earning assets                           119,703     2,434          8.19            121,040       2,452       8.08
                                                                 -------------------                           ------------------
Cash and due from banks                                  5,530                                      5,660
Other assets                                             9,661                                      9,171
                                                                                               ----------
--------------------------------------------------------------
        Total assets                              $    134,894                              $     135,871
---------------------------------------------------------------                                 ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits
  Savings and NOW accounts                              26,675       182          2.76             25,742         172       2.67
  Money market accounts                                 13,190        93          2.85             13,304         100       2.99
  Other consumer time                                   30,684       395          5.22             30,675         401       5.20
  Foreign                                                1,741        22          5.27              1,999          27       5.30
  Other time                                             3,481        51          5.95              3,166          51       6.44
-------------------------------------------------------------------------                       ----------------------
        Total interest-bearing deposits                 75,771       743          3.98             74,886         751       3.99
Federal funds purchased and securities
  sold under repurchase agreements                      16,724       206          5.00             19,148         241       4.99
Commercial paper                                           905        11          5.05                954          12       5.10
Other short-term borrowings                              3,296        47          5.73              3,820          55       5.75
Long-term debt                                           7,632       124          6.49              7,550         121       6.41
-------------------------------------------------------------------------                       ----------------------
        Total interest-bearing liabilities             104,328     1,131          4.39            106,358       1,180       4.42
                                                                 -------------------                           ------------------
Noninterest-bearing deposits                            16,925                                     17,193
Other liabilities                                        3,022                                      2,824
Guaranteed preferred beneficial interests                  913                                        188
Stockholders' equity                                     9,706                                      9,308
                                                     ----------                                 ----------
-----------------------------------------------------
        Total liabilities and stockholders'
          equity                                  $    134,894                              $     135,871
---------------------------------------------------------------                                 ----------
Interest income and rate earned                                $   2,434          8.19%                   $     2,452       8.08%
Interest expense and equivalent rate paid                          1,131          3.82                          1,180       3.88
                                                                 -------------------                        ----------------------
-----------------------------------------------------------------
Net interest income and margin                                 $   1,303         4.37%                     $     1,272       4.20%
------------------------------------------------------------------------------------                        --------------------


(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.50 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.50 percent in Connecticut. Lease financing amounts include related deferred income taxes.





    ------------------------------------------------------------------------------------------------------------------------------

                                     THIRD QUARTER 1996                             SECOND QUARTER 1996        FIRST QUARTER 1996
    -------------------------------------------------------------------------------------------------------------------------------

                                     Average                                       Average                                  Average
                   Interest            Rates                         Interest        Rates                    Interest       Rates
      Average       Income/          Earned/              Average     Income/      Earned/        Average       Income/     Earned/
     Balances       Expense             Paid             Balances     Expense         Paid        Balances       Expense    Paid
    ----------------------------------------------  --------------------------------------  ---------------------------------------


 $         65             1                8.73%     $        183           1      3.21%    $        127             3       7.58%

        5,760            77                5.26             6,100          79      5.22            5,728            75        5.28
        5,359            88                6.58             4,101          72      6.98            3,081            47        6.18
       15,657           260                6.62            20,907         341      6.54           17,007           278        6.54

        1,693            31                7.57             1,767          34      7.41            1,890            34        7.38
          894            24               10.67             1,001          28     11.01            1,126            30       10.71
    ------------------------                            ----------------------                 ------------------------
        2,587            55                8.64             2,768          62      8.71            3,016            64        8.62
    ------------------------                            ----------------------                 ------------------------


       22,825           446                7.78            23,070         447      7.78           23,036           443        7.73
        2,846            60                8.35             2,779          59      8.51            2,546            55        8.73
        9,480           200                8.41             9,615         202      8.48            9,832           210        8.58
        2,063            48                9.37             1,914          48      9.90            1,810            43        9.54
          721            12                6.36               696          10      6.26              690            11        6.21
    ------------------------                            ----------------------                 ------------------------
       37,935           766                8.04            38,074         766      8.09           37,914           762        8.08
    ------------------------                            ----------------------                 ------------------------

       26,855           529                7.88            27,236         526      7.72           27,419           526        7.68
        5,257           173               13.16             4,527         151     13.41            4,133           149       14.38
       20,445           491                9.55            19,982         458      9.22           19,808           460        9.33
    ------------------------                            ----------------------                 ------------------------
       52,557         1,193                9.06            51,745       1,135      8.80           51,360         1,135        8.85
    ------------------------                            ----------------------                 ------------------------
       90,492         1,959                8.63            89,819       1,901      8.50           89,274         1,897        8.52
    ------------------------                            ----------------------                 ------------------------
      119,920         2,440                8.12           123,878       2,456      7.95          118,233         2,364        8.02
                 ----------------------------                       -----------------                       --------------------
        5,333                                               5,063                                  5,052
        8,178                                               7,517                                  7,452
    ----------                                          ----------                             ----------
 $    133,431                                        $    136,458                           $    130,737
    ----------                                          ----------                             ----------



       25,126           173                2.73            25,359         164      2.61           24,626           160        2.60
       13,239            93                2.79            13,100          90      2.77           13,267            92        2.78
       30,467           398                5.20            30,975         408      5.30           31,861           422        5.33
        1,856            24                5.24             2,364          29      4.92            2,272            31        5.51
        3,195            46                5.67             3,173          38      4.79            2,824            41        5.88
    ------------------------                            ----------------------                 ------------------------
       73,883           734                3.95            74,971         729      3.92           74,850           746        4.01

       19,038           234                4.91            20,719         254      4.93           16,321           207        5.10
          830            11                5.03               841          10      5.00              987            13        5.18
        3,841            56                5.78             4,102          56      5.42            3,651            48        5.37
        7,849           123                6.27             7,615         118      6.18            7,243           113        6.27
    ------------------------                            ----------------------                 ------------------------
      105,441         1,158                4.37           108,248       1,167      4.33          103,052         1,127        4.40
                 ----------------------------                       -----------------                       --------------------
       16,585                                              16,628                                 16,286
        2,556                                               2,364                                  2,193
            -                                                   -                                      -
        8,849                                               9,218                                  9,206
    ----------                                          ----------                             ----------
 $    133,431                                        $    136,458                           $    130,737
    ----------                                          ----------                             ----------
              $       2,440                8.12%                  $     2,456      7.95%                 $       2,364        8.02%
                      1,158                3.85                         1,167      3.78                          1,127        3.83
                 ----------------------------                       -----------------                       --------------------
              $       1,282                4.27%                  $     1,289      4.17%                 $       1,237        4.19%
                 ----------------------------                       -----------------                       --------------------

(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

(c) Installment loans -
Bankcard include credit card, ICR, signature and First Choice amounts.



FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------------------------------------------------

                                                                 1997                                               1996
                                                            ----------   ------------------------------------------------

                                                               FIRST       Fourth         Third      Second       First
(In millions, except per share data)                          QUARTER      Quarter       Quarter     Quarter     Quarter
-------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                  $      5,998        6,509         6,101       5,456       5,250
Interest-bearing bank balances                                    230          316            40          73          51
Federal funds sold and securities
  purchased under resale agreements                             5,019        7,024         5,660       6,197       4,417
-------------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                        11,247       13,849        11,801      11,726       9,718
-------------------------------------------------------------------------------------------------------------------------
Trading account assets                                          3,579        3,934         4,779       4,793       3,307
Securities available for sale                                  14,411       14,182        13,729      21,835      17,178
Investment securities                                           2,408        2,501         2,566       2,681       2,927
Loans, net of unearned income                                  95,487       95,858        92,520      91,339      89,990
  Allowance for loan losses                                    (1,366)      (1,365)       (1,377)     (1,416)     (1,436)
-------------------------------------------------------------------------------------------------------------------------
        Loans, net                                             94,121       94,493        91,143      89,923      88,554
-------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                          4,127        4,073         3,811       2,863       2,734
Due from customers on acceptances                                 634          763           571         518         392
Other intangible assets                                         2,827        2,849         2,379       2,461       2,435
Other assets                                                    3,376        3,483         3,103       3,086       3,336
-------------------------------------------------------------------------------------------------------------------------
        Total assets                                     $    136,730      140,127       133,882     139,886     130,581
-------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                 18,275       18,632        18,008      16,831      16,726
  Interest-bearing deposits                                    74,128       76,183        73,436      74,622      73,792
-------------------------------------------------------------------------------------------------------------------------
        Total deposits                                         92,403       94,815        91,444      91,453      90,518
Short-term borrowings                                          22,335       23,024        22,910      27,895      20,371
Bank acceptances outstanding                                      634          764           571         516         392
Other liabilities                                               3,290        3,361         2,936       2,899       2,652
Long-term debt                                                  7,604        7,660         7,332       7,807       7,538
-------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                     126,266      129,624       125,193     130,570     121,471
-------------------------------------------------------------------------------------------------------------------------

Guaranteed preferred beneficial interests
  in Corporation's junior subordinated
  deferrable interest debentures                                  990          495          -            -           -
-------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred stock                                                   -            -              48         163         171
Common stock, $3.33-1/3 par value;
  authorized 750,000,000 shares                                   933          958           901         940         937
Paid-in capital                                                 1,641        2,336         1,408       2,128       2,099
Retained earnings                                               7,032        6,727         6,431       6,231       5,942
Unrealized loss on debt and equity securities,
   net                                                           (132)         (13)          (99)       (146)        (39)
-------------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                              9,474       10,008         8,689       9,316       9,110
-------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity       $    136,730      140,127       133,882     139,886     130,581
-------------------------------------------------------------------------------------------------------------------------

MEMORANDA
Securities available for sale-amortized cost             $     14,607       14,194        13,871      22,051      17,226
Investment securities-market value                              2,522        2,636         2,691       2,797       3,060
Common stockholders' equity, net of unrealized
  loss on debt and equity securities                     $      9,474       10,008         8,641       9,153       8,939
Preferred shares outstanding (In thousands)                         -            -         1,911       2,599       2,897
Common shares outstanding (In thousands)                      279,832      287,348       270,508     281,948     281,064
-------------------------------------------------------------------------------------------------------------------------



FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
-----------------------------------------------------------------------------------------------------------------------------------

                                                                1997                                               1996
                                                           ----------   ----------------------------------------------------------

                                                             FIRST            Fourth         Third      Second       First
(In millions, except per share data)                        QUARTER           Quarter       Quarter     Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and fees on loans                                    $      2,019        1,986         1,953       1,896       1,889
Interest and dividends on securities available for sale                230          236           258         336         274
Interest and dividends on investment securities
  Taxable income                                                        30           32            31          33          34
  Nontaxable income                                                     15           15            16          19          20
Trading account interest                                                49           72            87          67          44
Other interest income                                                   75           94            78          80          78
-----------------------------------------------------------------------------------------------------------------------------
        Total interest income                                        2,418        2,435         2,423       2,431       2,339
-----------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on deposits                                                   743          751           734         729         746
Interest on short-term borrowings                                      264          308           301         320         268
Interest on long-term debt                                             124          121           123         118         113
----------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                       1,131        1,180         1,158       1,167       1,127
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                                                  1,287        1,255         1,265       1,264       1,212
Provision for loan losses                                              145          120           105          80          70
----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                  1,142        1,135         1,160       1,184       1,142
----------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
Trading account profits                                                 26           50            23           8          21
Service charges on deposit accounts                                    193          174           165         166         161
Mortgage banking income                                                 50           40            38          40          37
Capital management income                                              203          157           145         138         126
Securities available for sale transactions                               4           11             2           3          15
Investment security transactions                                         -            1             -           2           1
Fees for other banking services                                         41           39            41          44          33
Sundry income                                                          236          213           186         145         132
-----------------------------------------------------------------------------------------------------------------------------
        Total noninterest income                                       753          685           600         546         526
-----------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
Salaries                                                               480          490           454         425         412
Other benefits                                                         125          102            99         101         113
-----------------------------------------------------------------------------------------------------------------------------
        Personnel expense                                              605          592           553         526         525
Occupancy                                                               91           93            82          83          93
Equipment                                                              121          118           108          98          93
Advertising                                                             22           10            10          10          11
Telecommunications                                                      27           25            27          25          25
Travel                                                                  21           20            23          27          22
Postage, printing and supplies                                          41           37            43          40          42
FDIC assessment                                                          5            -            15          14          12
Professional fees                                                       20           30            23          29           6
External data processing                                                15           16            24          38          36
Other intangible amortization                                           67           60            60          61          62
Merger-related restructuring charges                                    -            -              -           -         281
SAIF special assessment                                                -             -            133           -           -
Sundry expense                                                         134          112           110         101          84
---------------------------------------------------------------------------------------------------------------------------

        Total noninterest expense                                    1,169        1,113         1,211       1,052       1,292
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                             726          707           549         678         376
Income taxes                                                           255          247           192         239         133
----------------------------------------------------------------------------------------------------------------------------
        Net income                                                     471          460           357         439         243
Dividends on preferred stock                                             -            1             1           3           4
-----------------------------------------------------------------------------------------------------------------------------

        Net income applicable to common stockholders          $        471          459           356         436         239
------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net income                                                    $       1.67         1.66         1.29         1.55        0.85
Cash dividends                                                        0.58         0.58         0.58         0.52        0.52
AVERAGE COMMON SHARES ( In thousands)                              282,553      278,298       274,001     282,576     280,374
------------------------------------------------------------------------------------------------------------------------------




FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------------------------------------------------------

                                                                                                         Three Months Ended
                                                                                                                 March 31,
                                                                                                      -------------------------

(In millions)                                                                                               1997          1996
-------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                          $        471           243
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                                         7            11
  Provision for loan losses                                                                                  145            70
  Provision for foreclosed properties                                                                          -            (1)
  Securities available for sale transactions                                                                  (4)          (15)
  Investment security transactions                                                                             -            (1)
  Depreciation and amortization                                                                              180           145
  Trading account assets, net                                                                                355        (1,426)
  Gain on sale of adjustable rate mortgages                                                                  (60)            -
  Mortgage loans held for resale                                                                             (23)         (121)
  Gain on sale of segregated assets                                                                           (2)           (1)
  Other assets, net                                                                                          127           231
  Other liabilities, net                                                                                     (71)         (413)
-------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by operating activities                                                   1,125        (1,278)
-------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
    Sales of securities available for sale                                                                 3,014         5,626
    Maturities of securities available for sale                                                              304         1,458
    Purchases of securities available for sale                                                            (3,731)       (6,098)
    Sales and underdeliveries of investment securities                                                         1             3
    Maturities of investment securities                                                                      109           266
    Purchases of investment securities                                                                       (20)          (50)
    Sale of adjustable rate mortgages                                                                      1,094             -
    Origination of loans, net                                                                               (785)         1,158
    Sales of premises and equipment                                                                           18            10
    Purchases of premises and equipment                                                                     (172)         (252)
    Purchases of mortgage servicing rights                                                                     -            (7)
    Other intangible assets, net                                                                              (7)            1
    Purchases of banking organizations, net of acquired cash equivalents                                       -            37
-------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities                                                    (175)        2,152
-------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
    Sales of deposits, net                                                                                (2,412)       (2,770)
    Securities sold under repurchase agreements and other short-term borrowings, net                        (689)          814
    Issuances of guaranteed preferred beneficial interests                                                   495             -
    Issuances of long-term debt                                                                                -           562
    Payments of long-term debt                                                                               (56)         (155)
    Sales of common stock                                                                                    112            35
    Purchases of common stock                                                                               (836)          (37)
    Cash dividends paid                                                                                     (166)         (149)
-------------------------------------------------------------------------------------------------------------------------------
        Net cash used by financing activities                                                             (3,552)       (1,700)
-------------------------------------------------------------------------------------------------------------------------------
        Decrease in cash and cash equivalents                                                             (2,602)         (826)
        Cash and cash equivalents, beginning of year                                                      13,849        10,544
-------------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                                                      $     11,247         9,718
-------------------------------------------------------------------------------------------------------------------------------

NONCASH ITEMS
Increase in foreclosed properties and a decrease in loans                                           $          1             1
Conversion of preferred stock to common stock                                                                  -            12
Issuance of common stock for purchase accounting acquisitions                                                  4           124
Effect on stockholders' equity of an unrealized loss on debt and equity securities included in
    Securities available for sale                                                                           (184)         (249)
    Other assets (deferred income taxes)                                                            $        (65)          (99)
-------------------------------------------------------------------------------------------------------------------------------